SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                         (Amendment No.____________)(1)

                             Hana Biosciences, Inc.
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                                (Name of Issuer)


                          Common Stock, $.001 par value
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                         (Title of Class of Securities)


                                    40963P105
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                                 (CUSIP Number)


                                 April 22, 2005
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [_]   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


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(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  40963P105               13G                     Page 2 of 5 Pages

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   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Isaac Kier
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
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   3   SEC USE ONLY

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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
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     NUMBER OF         5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           206,749
      OWNED BY    --------------------------------------------------------------
        EACH           6   SHARED VOTING POWER
     REPORTING
       PERSON              797,789
       WITH:
                  --------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           206,749
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                       8   SHARED DISPOSITIVE POWER

                           797,789
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   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,004,538
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  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     |_|
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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.6%
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  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
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

CUSIP No. 40963 P 105                 13G                     Page 3 of 5 Pages

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Item 1(a).  Name of Issuer:

         Hana Biosciences, Inc.
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Item 1(b).  Address of Issuer's
Principal Executive Offices:

400 Oyster Point Boulevard, Suite 215, South San Francisco, CA 94080

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Item 2(a).  Name of Person Filing:

         Isaac Kier

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

1775 Broadway, Suite 604, New York, NY 10019

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Item 2(c).  Citizenship:

USA
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Item 2(d).  Title of Class of Securities:

Common Stock, $.001 par value

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Item 2(e).  CUSIP Number:

40963 P 105
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Item 3.     If This Statement  is Filed
Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 40963 P 105              13G                     Page 4 of 5 Pages

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            1,004,538 Includes the following: (a) 118,742 shares of common stock owned by Kier Family LP, a limited partnership of which the reporting person is a general partner; (b) 607,135 shares of common stock and 46,875 Warrants to purchase shares of common stock owned by Coqui Capital Partners, LP, a limited partnership of which the reporting person is a general partner; (c) 120,342 shares of common stock and 23,437 warrants to purchase shares of common stock owned by JIJ Investments, a partnership of which the reporting person is a partner; (d) 5,859 warrants to purchase common stock owned directly; and (e) an option to purchase 9,400 shares of common stock (which is the amount currently vested).

          ----------------------------------------------------------------------

      (b)   Percent of class:

            5.6%
          ----------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 206,749

            (ii)  Shared power to vote or to direct the vote: 797,789


            (iii) Sole power to dispose or to direct the disposition of:
                  206,749


            (iv)  Shared power to dispose or to direct the disposition of:
                  797,789

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Item 5.  Ownership of Five Percent or Less of a Class.

         N/A
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
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Item 8.  Identification and Classification of Members of the Group.

         N/A
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Item 9.  Notice of Dissolution of Group.

         N/A
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

Item 10. Certifications.


      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2005                                    /s/ Isaac Kier
                                                      -------------------
                                                          Isaac Kier